UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2006
Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661

(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 551-8200
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 23, 2006, Alnylam Pharmaceuticals, Inc. (the “Company”) entered into a letter agreement with Vincent J. Miles, Ph.D., the Company’s Senior Vice President, Business Development (the “Agreement”) relating to the termination of his employment.
     Under the terms of the Agreement, Dr. Miles will continue as a full time employee through December 31, 2006 and as a part-time employee from January 1, 2007 until August 1, 2007, or such earlier date as he terminates his employment with the Company or the Company terminates his employment for cause. Dr. Miles shall be entitled to receive his current base salary until December 31, 2006 and 50% of his current base salary ($5,420 per regular semi-monthly period) thereafter until August 1, 2007, until his employment terminates. In addition, in the event the Company terminates Dr. Miles’ employment without cause prior to August 1, 2007, he shall be entitled to continue to receive his applicable salary until August 1, 2007. During his part-time employment, Dr. Miles shall not be entitled to medical and dental insurance coverage under the Company’s group plans, however, if Dr. Miles elects to continue receiving such insurance coverage pursuant to the federal “COBRA” law, the Company will reimburse him for any difference between the premiums he is required to pay for such coverage and the premiums he would have paid if he were still an eligible employee covered by the Company’s group plan. Unless Dr. Miles terminates his employment with the Company or the Company terminates his employment for cause, the Company will pay Dr. Miles a lump-sum cash payment in an amount equal to (1) $1,122.91 multiplied by (2) the number of full weeks that he remains continuously employed by the Company as a 50% part-time employee during the period beginning on January 1, 2007 and ending on August 1, 2007, provided that, in the event the Company terminates Dr. Miles without cause prior to August 1, 2007, he will be entitled to receive the amount he would have been due if he had been continuously employed by the Company as a 50% part-time employee between January 1, 2007 and August 1, 2007. In consideration for these payments and benefits, Dr. Miles has agreed to execute a document releasing the Company and related parties from any and all claims.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.
Date: October 27, 2006	By:	/s/ Patricia L. Allen
Patricia L. Allen
Vice President, Finance